Exhibit 10.6

FORM OF SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”), dated as of [●], is entered into between Myriad Genetics, Inc. (together with its subsidiaries, affiliates, successors and assigns, the “Company”), and [●] (“Executive”) (Executive, together with the Company, the “Parties” and each a “Party”).
WHEREAS, Executive served as the [●] of the Company and as a member of the Board of Directors of the Company (the “Board”) pursuant to that certain Executive Employment Agreement dated [●] (the “Employment Agreement”);
WHEREAS, Executive’s employment with the Company and engagement as a member of the Board and any committees thereof ended effective as of [●]; and
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings set out below, the Parties herby agree as follows:
1.Employment Separation Date:
a.Effective as of [●] (the “Separation Date”), Executive’s employment with the Company and engagement in any role pursuant thereto, including but not limited to serving on the Board and any committees thereof, shall end on the Separation Date. From and after the Separation Date, Executive shall have no authority and shall not represent himself as an employee or agent of the Company. This Agreement constitutes the “Separation Agreement” contemplated by Section 4(f) of the Employment Agreement.
2.Payments and Benefits.
a.The Company shall provide Executive with the Accrued Obligations (as such term is defined in the Employment Agreement).
b.Provided that this Agreement is signed by Executive in the period of time set forth in Section 4(f) of the Employment Agreement and not revoked by Executive, the Company shall provide Executive with the Severance Benefits (as such term is defined in the Employment Agreement) set forth in Section [4(c) / 4(d) / 4(e)] of the Employment Agreement.
c.The payments referenced in Sections 2(a) and 2(b) shall be made at the applicable time(s) provided for in the Employment Agreement.
d.Executive agrees and acknowledges that the payments and benefits referred to in this Section 2 are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company. Executive acknowledges that, other than any payment described in this Section 2 or otherwise in this Agreement, all outstanding payments or benefits for all outstanding employment periods shall be forfeited in accordance with their terms. All outstanding equity awards held by Executive shall be treated in accordance with their terms and the provisions of Section [4(c) / 4(d) / 4(e)] of the Employment Agreement, including with respect to any post-termination exercise periods for vested stock options.

3.General Release. In consideration of the payments and benefits to be made pursuant to Section 2(b), Executive, with the intention of binding Executive and Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity (as they may have been amended through the Effective Date), including, without limitation, any and all claims: (a) arising out of or in any way connected with Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity; (b) for severance or vacation benefits, unpaid wages, salary or incentive payments; (c) for breach of contract, breach of covenant of good faith and fair dealing, wrongful discharge, impairment of economic opportunity, defamation, promissory estoppel, fraud, negligent or intentional infliction of emotional harm, or other tort; (d) for any violation of applicable state and local labor and employment laws, including, without limitation, all laws concerning unlawful and unfair labor and employment practices, and further including, without limitation, any and all claims based on the Executive Retirement Income Security Act of 1974 (“ERISA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief and Economic Security Act, the Employment Relations and Collective Bargaining Act, the Utah Right to Work Act, the Utah Drug and Alcohol Testing Act, the Utah Minimum Wage Act, the Utah Protection of Activities in Private Vehicles Act, the Utah Employment Selection Procedures Act, and the Utah Occupational Safety and Health Act, and any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, each as amended and including each of their respective implementing regulations; and (e) under any whistleblower laws or whistleblower provisions of other laws; excepting only:
(i)rights of Executive under this Agreement;

(ii)rights of Executive relating to equity awards held by Executive as of his or her Separation Date (as defined in the Employment Agreement);

(iii)the right of Executive to receive COBRA continuation coverage in accordance with applicable law;

(iv)rights to indemnification Executive may have (i) under applicable corporate law, (ii) under the by-laws, certificate of incorporation or similar governing documents of any Company Released Party, (iii) under a written indemnification agreement with any

Company Released Party, or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(v)claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar Executive benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Separation Date in accordance with applicable Company policy; and

(vi)claims for the reimbursement of unreimbursed business expenses incurred prior to the Separation Date pursuant to applicable Company policy; and

(vii)any rights that Executive may have as a stockholder (or former stockholder) of Company with respect to dividend payment rights or payments in respect of shares of Company common stock sold in a merger or other transaction in accordance with the applicable merger or transaction agreement.
Notwithstanding the foregoing, this Section does not:
        (A)    release the Company from any obligation expressly set forth in this Agreement or from any obligation, including, without limitation, obligations under the Workers Compensation Act, which as a matter of law cannot be released;
        (B)    prohibit Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”); or
        (C)    prohibit Executive from participating in an investigation or proceeding by the EEOC or any comparable state or local agency, or providing information or documents to the EEOC or any comparable state or local agency.
Executive acknowledges and agrees, however, that Executive’s waiver and release of claims are intended to be a complete bar to any recovery or personal benefit by or to Executive with respect to any Claim whatsoever arising out of Executive’s employment with the Company, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released. In the event that Executive successfully challenges the validity of this release of claims, the Company and any Company Released Party sought to be released hereunder shall be entitled to recover from the Executive the full amount of the payments and benefits described in Section 2(b) of this Agreement. Nothing in the Agreement, however, shall limit the right of the Company or any Company Released Party sought to be released hereunder to seek immediate dismissal of a charge on the basis that Executive signing of this Agreement constitutes a full release of any rights Executive might otherwise have to pursue the charge. Executive further acknowledges and agrees that, but for providing this waiver and release, Executive would not be receiving the payments and benefits being provided to Executive as set forth above in Section 2(b) of this Agreement.
4.No Admissions. Executive acknowledges and agrees that this Agreement is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

5.Application to all Forms of Relief. This Agreement applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, emotional distress damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
6.Specific Waiver. Executive specifically acknowledges that his or her acceptance of the terms of this Agreement is, among other things, a specific waiver of his or her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive or as to those matters that are expressly outside of the scope of the release pursuant to Section 3.
7.No Complaints or Other Claims. Executive acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
8.Ongoing Obligations.
(a)Terms and Conditions. Executive acknowledges Executive remains bound by the terms of his Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement with the Company dated [●] (the “Confidentiality Agreement”), which is incorporated herein by reference, and the terms of which remain in full force and effect following the termination of Executive’s employment with the Company as set forth in such agreement.
(b)     Return of Company Material. Executive represents that he has satisfied his obligations pursuant to Section 8 of the Employment Agreement and Section 1(d) of the Confidentiality Agreement. Should Executive later discover any materials that Executive is obligated pursuant to such provisions to return to Company, he will promptly do so.
(c)     Cooperation. Following the Separation Date, Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company with respect to matters arising out of Executive’s services to the Company Affiliated Group.
(d)     Non-Disparagement. Executive agrees not to disparage the Company or the products or businesses of the Company, and the Company agrees that the Board shall not disparage Executive, provided, however, that nothing in this Section shall restrict Executive, the Company or any Board member from making any disclosures mandated by state or federal law, from participating in an investigation with a state or federal agency if requested by the agency to do so, or from providing information or documents to a state or federal agency if requested by the agency to do so.
(e)    No Representation. Executive acknowledges that, other than as set forth in this Agreement and the Employment Agreement (and the other plans, agreements and documents referenced herein or therein), (i) no promises have been made to him or her and (ii) in signing this Agreement Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due to Executive or claimed by Executive, or concerning the Agreement or concerning any other thing or matter.
(f)     Injunctive Relief. In the event of a breach or threatened breach by Executive of this Section, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate or insufficient.
9.Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from (A) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company; or (B) responding to a valid subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure pursuant to this Section, Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
10.Voluntariness. Executive agrees that he or she is relying solely upon his or her own judgment; that Executive is over eighteen years of age and is legally competent to sign this Agreement; that Executive is signing this Agreement of his or her own free will; that the Executive has read and understood the Agreement before signing it; and that Executive is signing this Agreement in exchange for consideration that he or she believes is satisfactory and adequate.
11.Legal Counsel. Executive acknowledges that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.
12.Complete Agreement/Severability. This Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of the Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.
13.Acceptance. Executive acknowledges that he or she has been given a period of twenty-one (21) days within which to consider this Agreement, unless applicable law requires a longer period, in which case Executive shall be advised of such longer period and such longer period shall apply. Executive may accept this Agreement at any time within this period of time by signing the Agreement and returning it to the Company.
14.Revocability. This Agreement shall not become effective or enforceable until seven (7) calendar days after Executive signs it. Executive may revoke his or her acceptance of this Agreement at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Agreement for all purposes. This Agreement shall become effective (the “Effective Date”) on the day following the conclusion of the seven (7) calendar day period.
15.Governing Law. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, Executive has executed this Agreement as of the date last set forth below.

EXECUTIVE

Date:

Name:

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